Exhibit 10.1

Sojitz Moly Resources, Inc.

May 19th, 2015
DELIVERED BY E-MAIL

Thompson Creek Mining Ltd.
c/o 26 W Dry Creek Circle, Suite 810
Littleton, CO 80120
Attention: Mr. Mark Wilson, Executive Vice President & Chief Commercial Officer

Re:	Possible Care and Maintenance under the Exploration, Development and Mine Operating Agreement dated June 12, 1997 (the “JVA”)

Dear Mr. Wilson:

In December 2014, the Participants mutually agreed to temporarily suspend operations at the Endako Mine in British Columbia. This temporary suspension (the “TS Period”) was and is intended to be short term, and in any event will not extend beyond July 1, 2015 (the “Outside Date”).

We are now writing to confirm our mutual agreement on certain, supplemental amendments to and clarifications of the JVA, and protocols pertaining to possible Care and Maintenance for the Endako Mine, following the TS Period and generally.

A.	Definitions

All capitalized terms in this letter shall have the meanings defined in the JVA unless otherwise set forth. For the purposes of this letter and the amendment of the JVA agreed to in paragraph B below, “C&M” or “Care and Maintenance” shall mean an indefinite cessation of operations at Endako Mine during which the workforce will be reduced to a minimal level of full-time employees, equipment will be mothballed, material property will be maintained, and environmental and other legal commitments will be maintained, all with a view to the eventual resumption of operations.

B.	Amendment of JVA - Management Committee Decisions
Section 7.2(b) of the JVA is hereby amended to add the following subclause as a new matter that shall require the unanimous vote of the Management Committee:
“(xi)    adoption of Care and Maintenance and termination of Care and Maintenance for any purpose.”
Exhibit D of the JVA is hereby amended to add by adding the following definition:
““Care and Maintenance” shall mean an indefinite cessation of operations at Endako Mine during which the workforce will be reduced to a minimal level of full-time employees, equipment will be mothballed, material property will be maintained, and environmental and other legal commitments will be maintained, all with a view to the eventual resumption of operations.”

C.	Actions on the Outside Date
Unless, before the Outside Date, the Participants have mutually agreed in writing to extend the TS Period, to resume operations at the Endako Mine or to permanently close the Endako Mine, in each case as of the Outside Date, the Participants will be deemed to have unanimously voted in favor of commencing C&M at the Endako Mine effective as of the Outside Date in accordance with section 7.2(b)(xi) of the JVA.

D.	Management Committee Review During C&M
During the C&M period, we will each monitor market conditions and keep each other informed of our respective observations and projections at least quarterly if not more frequently. During the C&M period, in addition to the regular quarterly Management Committee meetings contemplated under the JVA, each Participant has the right, at any time during C&M, on at least seven (7) days’ notice, to convene a Management Committee meeting for the purpose of jointly reviewing market and other conditions informing a decision whether to terminate C&M or to propose the termination of C&M.
As a general guideline, we both acknowledge that market conditions, among other considerations, could support a decision to restart the production of Products and terminate C&M, if cash flow from Operations would reasonably be expected to be positive over a certain period based on reasonable market price forecasts for molybdenum during such period and a reasonable mine plan prepared by one of the Participants.

E.	Term
As we have both recently made significant capital investments in the Assets with the view to extending the mine operating life for approximately 15 more years, it is important to avoid any inadvertent or unintended early termination of the JVA.
Accordingly, we have agreed, for purposes of clarification, that:

(a)
the TS Period, beginning in December 2014 and ending on the Outside Date (or such other date as may be expressly mutually agreed by the Participants), shall not constitute a cessation of production from the Properties on a continuous basis at that time as referred to in section 2.5 of the JVA;

(b)
any C&M adopted in accordance with section 7.2(b)(xi) of the JVA (including the deemed approval under paragraph C above) will constitute a cessation of production from the Properties on a continuous basis per section 2.5 of the JVA; and

(c)
if C&M were adopted by the deemed approval under paragraph C above, the 1500 consecutive day production provision in the last sentence of section 2.5 of the JVA would begin on July 1, 2015 and would expire on August 8, 2019, subject to an earlier unanimous vote of the Management Committee under section 7.2(b) of the JVA including the vote to terminate C&M.

F.	Amendments or Modifications to the JVA
With respect to section 7.2(b) of the JVA and the definition of “Care and Maintenance”, this letter agreement shall be a supplemental amendment of the JVA and in the event of a conflict between such amendment and the JVA, the terms of this letter agreement shall govern. In all other respects, it is the intent of this letter agreement to clarify our approach to the matters referred to above and which are not expressly addressed in the JVA and such clarifications shall not be deemed to be modifications of or amendments to the terms and conditions of the JVA.

G.	Miscellaneous Provisions
Article XVII (Disputes) of the JVA shall be deemed to be incorporated into this letter and all references to “Agreement” in such Article shall be deemed to mean this letter.
Please confirm your agreement with the foregoing by signing and returning to us the enclosed counterpart of this letter.
Yours truly,
SOJITZ MOLY RESOURCES, INC.
By: /s/ Katsuyoshi Tokumoto
Name:Katsuyoshi/Tokumoto
Title :Director / Chairman / President

We hereby confirm and agree to be bound by the terms of this letter, this 19th day of May, 2015.
THOMPSON CREEK MINING LTD.
By: /s/ Mark Wilson
Name: Mark Wilson
Title: EVP and Chief Commercial Officer

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